AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CARDINAL HEALTH, INC.
                                  ("Cardinal"),

                                AZTEC MERGER CORP.
                   a wholly owned direct subsidiary of Cardinal
                                   ("Subcorp"),



                                       and



                                PYXIS CORPORATION
                                    ("Pyxis")











                                 February 7, 1996







                                TABLE OF CONTENTS


                                                                    PAGE

         AGREEMENT AND PLAN OF MERGER.............................    1
         PRELIMINARY STATEMENTS...................................    1
         AGREEMENT................................................    1

         ARTICLE I:  THE MERGER...................................    1
              1.1    The Merger...................................    1
              1.2    Effective Time...............................    2
              1.3    Effects of the Merger........................    2
              1.4    Certificate of Incorporation and Bylaws......    2
              1.5    Directors and Officers.......................    2
              1.6    Additional Actions...........................    2

         ARTICLE II:  CONVERSION OF SECURITIES....................    3
              2.1    Conversion of Capital Stock..................    3
              2.2    Exchange Ratio; Fractional Shares............    3
              2.3    Exchange of Certificates.....................    4
                     (a) Exchange Agent...........................    4
                     (b) Exchange Procedures......................    4
                     (c) Distributions with Respect to
                          Unexchanged Shares......................    4
                     (d) No Further Ownership Rights in
                          Pyxis Common Stock......................    5
                     (e) Termination of Exchange Fund.............    5
                     (f) No Liability.............................    5
                     (g) Investment of Exchange Fund..............    5
              2.4    Treatment of Stock Options;
                       Stock Purchase Plan........................    6

         ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
                     CARDINAL AND SUBCORP.........................    6
              3.1    Organization and Standing....................    7
              3.2    Corporate Power and Authority................    7
              3.3    Capitalization of Cardinal...................    7
              3.4    Conflicts, Consents and Approval.............    8
              3.5    Brokerage and Finder's Fees..................    8
              3.6    Accounting Matters...........................    8
              3.7    Cardinal SEC Documents.......................    9
              3.8    Registration Statement.......................    9
              3.9    Compliance with Law..........................    9
              3.10   Litigation...................................   10
              3.11   No Material Adverse Change...................   10
              3.12   Board Recommendation.........................   10
              3.13   Undisclosed Liabilities......................   10






                                                                    PAGE

         ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
                        PYXIS.....................................   11
              4.1    Organization and Standing....................   11
              4.2    Subsidiaries.................................   11
              4.3    Corporate Power and Authority................   11
              4.4    Capitalization of Pyxis......................   12
              4.5    Conflicts; Consents and Approvals............   12
              4.6    No Material Adverse Change...................   13
              4.7    Pyxis SEC Documents..........................   13
              4.8    Taxes........................................   14
              4.9    Compliance with Law..........................   14
              4.10   Intellectual Property........................   14
              4.11   Title to and Condition of Properties.........   16
              4.12   Registration Statement.......................   16
              4.13   Litigation...................................   17
              4.14   Brokerage and Finder's Fees; Expenses........   17
              4.15   Accounting Matters...........................   17
              4.16   Employee Benefit Plans.......................   17
              4.17   Contracts....................................   19
              4.18   Accounts Receivable..........................   20
              4.19   Labor Relations..............................   20
              4.20   Undisclosed Liabilities......................   21
              4.21   Operation of Pyxis's Business;
                       Relationships..............................   21
              4.22   Permits; Compliance..........................   21
              4.23   Product Warranties and Liabilities...........   21
              4.24   Environmental Matters........................   22
              4.25   Opinion of Financial Advisor.................   22
              4.26   Board Recommendation.........................   22
              4.27   DGCL Section 203 and State Takeover Laws.....   23
              4.28   Lease Arrangements...........................   23
              4.29   [Intentionally Omitted]......................   23
              4.30   Pyxis Rights Agreement.......................   23

         ARTICLE V:  COVENANTS OF THE PARTIES.....................   24
              5.1    Mutual Covenants.............................   24
                     (a)  General.................................   24
                     (b)  HSR Act.................................   24
                     (c)  Other Governmental Matters..............   24
                     (d)  Pooling-of-Interests....................   24
                     (e)  Tax-Free Treatment......................   24
                     (f)  Public Announcements....................   24
                     (g)  Access..................................   25
                     (h)  Directors' and Officers' Insurance......   25
              5.2    Covenants of Cardinal........................   25
                     (a)  Cardinal Shareholders Meeting...........   25
                     (b)  Preparation of Joint Proxy Statement....   25
                     (c)  Conduct of Cardinal's Operations........   25
                     (d)  Indemnification.........................   26






                                                                    PAGE

                     (e)  Employee Benefits.......................   26
                     (f)  Notification of Certain Matters.........   26
              5.3    Covenants of Pyxis...........................   26
                     (a)  Pyxis Stockholders Meeting..............   26
                     (b)  Information for the Registration Statement
                             and Preparation of Joint Proxy
                             Statement............................   26
                     (c)  Conduct of Pyxis's Operations...........   27
                     (d)  Intellectual Property Matters...........   29
                     (e)  No Solicitation.........................   29
                     (f)  Affiliates of Pyxis.....................   30
                     (g)  Notification of Certain Matters.........   30
                     (h)  Employment Agreements...................   30

         ARTICLE VI:  CONDITIONS..................................   30
              6.1    Mutual Conditions............................   30
              6.2    Conditions to Obligations of Pyxis...........   31
              6.3    Conditions to Obligations of Cardinal and
                       Subcorp....................................   32

         ARTICLE VII:  TERMINATION AND AMENDMENT..................   33
              7.1    Termination..................................   33
              7.2    Effect of Termination........................   34
              7.3    Amendment....................................   35
              7.4    Extension; Waiver............................   35

         ARTICLE VIII:  MISCELLANEOUS.............................   35
              8.1    Survival of Representations and
                       Warranties.................................   35
              8.2    Notices......................................   35
              8.3    Interpretation...............................   36
              8.4    Counterparts.................................   36
              8.5    Entire Agreement.............................   36
              8.6    Third Party Beneficiaries....................   37
              8.7    Governing Law................................   37
              8.8    Specific Performance.........................   37
              8.9    Assignment...................................   37
              8.10   Expenses.....................................   37
              8.11   Pyxis Disclosure Schedule....................   37


















                           AGREEMENT AND PLAN OF MERGER


                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 7th day of February, 1996, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Aztec Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Pyxis Corporation, a Delaware corporation ("Pyxis").


                              PRELIMINARY STATEMENTS

                   A. Cardinal desires to acquire the healthcare auto-mation and information business and other businesses operated by Pyxis through the merger (the "Merger") of Subcorp with and into Pyxis, with Pyxis as the surviving corporation, pursuant to which each share of Pyxis Common Stock (as defined in Sec-tion 4.4) outstanding at the Effective Time (as defined in Sec-tion 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully pro-vided herein.

                   B. Pyxis desires to combine its healthcare automa-tion and information and other businesses with the wholesale drug distribution and related businesses operated by Cardinal and for the holders of shares of Pyxis Common Stock ("Pyxis Stockholders") to have a continuing equity interest in the com-bined Cardinal/Pyxis businesses.

                   C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

                   D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                   E. The respective Boards of Directors of Cardinal, Subcorp and Pyxis have determined the Merger in the manner con-templated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                    AGREEMENT

                   Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:







                                    ARTICLE I

                                    THE MERGER

                   1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Pyxis as soon as practicable following the satisfaction or waiver of the conditions set forth in Article
         VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Pyxis shall continue its existence un-der the laws of the State of Delaware. Pyxis, in its capacity as the corporation surviving the Merger, is hereinafter some-times referred to as the "Surviving Corporation."

                   1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL.
         The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Sec-retary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree on a date (the "Closing Date") specified by the parties, which date shall be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in
         Article VI hereof have been satisfied or waived or such other time as the parties may mutually agree.

                   1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time
         (i) the Certificate of Incorporation of the Surviving Corpora-tion as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provi-sions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Pyxis Corporation'", and (ii) the By-laws of Pyxis in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of Subcorp immediately








         prior thereto; in each case until amended in accordance with applicable law.

                   1.5 Directors and Officers. From and after the Ef-fective Time, the officers of Pyxis shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Pyxis shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Pyxis, such resignations to be effective as of the Effective Time.

                   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Pyxis, or (b) otherwise carry out the provisions of this Agreement, Pyxis and its of-ficers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to ex-ecute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Pyxis or otherwise to take any and all such action.


                                    ARTICLE II

                             CONVERSION OF SECURITIES

                   2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Pyxis:

                   (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.
              Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviv-ing Corporation.








                   (b) Each share of Pyxis Common Stock issued and out-standing immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined below).

                   (c) Each share of capital stock of Pyxis held in the treasury of Pyxis shall be cancelled and retired and no payment shall be made in respect thereof.

                   2.2 Exchange Ratio; Fractional Shares. The "Ex-change Ratio" shall equal (i) if Cardinal has not made an Ad-justment Election (as defined in Section 7.1(d)), .406557 or
         (ii) if Cardinal has made an Adjustment Election, then the product of (x) .406557 and (y) the quotient obtained by dividing 55.34 by the average of the closing prices of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the earlier of (I) the meeting of Pyxis Stockholders at which the vote to approve the Merger occurs or (II) the meeting of holders of Cardinal Common Shares ("Cardinal Shareholders") at which the vote to approve and authorize the issuance of Cardinal Common Shares in the Merger occurs (the "Average Share Price"). No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in
         Section 2.1(b). To the extent that an outstanding share of Pyxis Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certifi-cate for Pyxis Common Stock to the Exchange Agent pursuant to
         Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Pyxis Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to








         reflect such dividend, distribution, stock split, reclassification, combination or other change.

                   2.3  Exchange of Certificates.

                   (a) Exchange Agent. Promptly following the Effec-tive Time, Cardinal shall deposit with Boatmen's Trust Company or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Pyxis Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to
         Section 2.1 in exchange for outstanding shares of Pyxis Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Cer-tificates") which immediately prior to the Effective Time rep-resented outstanding shares of Pyxis Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly ex-ecuted letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a cer-tificate representing that number of Cardinal Common Shares which such holder has the right to receive pursuant to Section
         2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distribu-tions, if any, which such holder has the right to receive pur-suant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled.
         No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distribu-tions, if any, payable to holders of shares of Pyxis Common Stock. In the event of a transfer of ownership of shares of Pyxis Common Stock which is not registered on the transfer records of Pyxis, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash








         to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Pyxis Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evi-dence and effect such transfer and to evidence that any appli-cable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as pro-vided in this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agree-ment, no dividends or other distributions declared or made af-ter the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash pay-ment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Appli-cable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

                   (d) No Further Ownership Rights in Pyxis Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pyxis Common Stock represented thereby, and from and after the Effective Time there shall be no further regis-tration of transfers on the stock transfer books of Pyxis of shares of Pyxis Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any








         person constituting an "affiliate" of Pyxis for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form at-tached hereto as Exhibit A.

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Pyxis Stock-holders for six months after the Effective Time shall be deliv-ered to Cardinal, upon demand thereby, and holders of shares of Pyxis Common Stock who have not theretofore complied with this
         Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of frac-tional shares thereof, or dividends or distributions, if any, in respect thereof.

                   (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Pyxis Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certifi-cates shall not have been surrendered prior to seven years af-ter the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of frac-tional shares or any dividends or distributions with respect to whole shares of Pyxis Common Stock in respect of such Certifi-cate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law (as defined in Section 3.9), become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

                   (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as di-rected by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to
         Section 2.3(e).

                   2.4  Treatment of Stock Options; Stock Purchase Plan.

                   (a) Prior to the Effective Time, Cardinal and Pyxis shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Pyxis in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Pyxis by Pyxis (each, an "Pyxis








         Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Pyxis Common Stock issuable immediately prior to the Effec-tive Time upon exercise of the Pyxis Option (without regard to actual restrictions on exercisability) multiplied by the Ex-change Ratio, with an exercise price equal to the exercise price which existed under the corresponding Pyxis Option di-vided by the Exchange Ratio, and with other terms and condi-tions that are the same as the terms and conditions of such Pyxis Option immediately before the Effective Time; provided that with respect to any Pyxis Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner sat-isfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Op-tions pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

                   (b) Pyxis agrees to issue treasury shares of Pyxis, to the extent available, upon the exercise of Pyxis Options prior to the Effective Time.

                   (c) Cardinal agrees to file with the Securities and Exchange Commission (the "Commission") as soon as reasonably practicable after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                   (d) Pyxis shall terminate the Pyxis Employee Stock Purchase Plan (the "Pyxis Purchase Plan") immediately prior to the Effective Time. Unless Cardinal and Pyxis shall otherwise agree in writing prior to the Effective Time, all amounts that have been withheld but not yet applied to purchase Pyxis Common Stock pursuant to the Pyxis Purchase Plan as of the termination date shall be refunded, without interest, pursuant to the terms of the Pyxis Purchase Plan.











                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

                   In order to induce Pyxis to enter into this Agree-ment, Cardinal and Subcorp hereby represent and warrant to Pyxis that the statements contained in this Article III are true, correct and complete.

                   3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its busi-ness as and where now owned, leased, used, operated and con-ducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated, and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorpora-tion or Bylaws.

                   3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by the holders of Cardinal Common Shares ("Cardinal Shareholders"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transac-tions contemplated hereby have been duly authorized by all nec-essary corporate action on the part of each of Cardinal and Subcorp, subject to authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions con-templated hereby by Cardinal Shareholders. This Agreement has been duly executed and delivered by each of Cardinal and Sub-corp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

                   3.3 Capitalization of Cardinal. As of January 31, 1996, Cardinal's authorized capital stock consisted solely of
         (a) 100,000,000 common shares, without par value ("Cardinal








         Common Shares"), of which (i) 48,654,584 shares were issued and outstanding, (ii) 203,492 shares were issued and held in treasury (which does not include the shares reserved for issu-ance as set forth in clause (a)(iii) below) and (iii) 3,729,200.5 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), none of which was issued and outstanding or reserved for issu-ance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule (the "Cardinal Dis-closure Schedule") delivered by Cardinal to Pyxis and dated the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issu-ance, sale or transfer by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal. Except as set forth in Section 3.3 to the Cardinal Disclosure Schedule, Cardinal has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

                   3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Cardinal Articles or Code of Regulations, as amended and restated, of Cardinal or the Certificate of Incorporation or Bylaws of Subcorp;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a








              default under, or result in the creation of any lien, se-curity interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiar-ies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, li-cense, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Cardinal or any of its subsidiaries or their respective properties or as-sets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization of the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by Cardinal Shareholders, (ii) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) ac-tions required by the Hart-Scott-Rodino Antitrust Improve-ments Act of 1976, as amended, and the rules and regula-tions promulgated thereunder (the "HSR Act"), and (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agree-ment;

         except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a mate-rial adverse effect on Cardinal.

                   3.5  Brokerage and Finder's Fees.  Except for
         Cardinal's obligation to Smith Barney Inc. ("Smith Barney"), neither Cardinal nor any shareholder, director, officer or em-ployee thereof, has incurred or will incur on behalf of Cardinal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                   3.6 Accounting Matters. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Pyxis or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by








         the Merger as a pooling-of-interests for financial reporting purposes.

                   3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, state-ments and other documents required to be filed by it since December 31, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collec-tively, the "Cardinal SEC Documents"). The Cardinal SEC Docu-ments, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively)
         (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in ac-cordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unau-dited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated finan-cial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their op-erations and cash flows for the periods then ended.

                   3.8 Registration Statement. None of the information provided by Cardinal for inclusion in the registration state-ment on Form S-4 to be filed with the Commission by Cardinal under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Cardinal Common Shares to be issued in the Merger and the joint proxy statement and form of proxies relating to the vote of Pyxis Stockholders with respect to the Merger and the vote of Cardinal Shareholders with respect to the Merger (collectively and as amended, supplemented or modified, the "Joint Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration








         Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Pyxis, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

                   3.9 Compliance with Law. Cardinal is in compliance with, and at all times since December 31, 1992 has been in com-pliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (col-lectively, "Applicable Laws") relating to Cardinal or its busi-ness or properties, except where the failure to be in compli-ance therewith could not reasonably be expected to have a mate-rial adverse effect on Cardinal.

                   3.10  Litigation.  Except as set forth in Section
         3.10 to the Cardinal Disclosure Schedule delivered by Cardinal to Pyxis and dated the date hereof or in the Cardinal SEC Docu-ments, there is no suit, claim, action, proceeding or investi-gation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal which, individually or in the ag-gregate, could reasonably be expected to have a material ad-verse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Cardinal is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Except as set forth in
         Section 3.10 to the Cardinal Disclosure Schedule, since Decem-ber 31, 1992, Cardinal has not been subject to any outstanding order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

                   3.11 No Material Adverse Change. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule, since June 30, 1995, Cardinal has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of








         Cardinal and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

                   3.12 Board Recommendation. The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Cardinal and the Cardinal Shareholders, and (ii) resolved to recommend that the Cardinal Shareholders approve and authorize the issuance of Cardinal Common Shares in the Merger and the transactions contemplated hereby.

                   3.13 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the supplemental consolidated balance sheet of Cardinal as of September 30, 1995 included in the Cardinal SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or
         (iii) as set forth in Section 3.13 to the Cardinal Disclosure Schedule, Cardinal does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Cardinal.


                                    ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PYXIS

                   In order to induce Subcorp and Cardinal to enter into this Agreement, Pyxis hereby represents and warrants to Cardinal and Subcorp that the statements contained in this
         Article IV are true, correct and complete.

                   4.1 Organization and Standing. Pyxis is a corpo-ration duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Pyxis is duly qualified to do business and in good standing in each jurisdic-tion listed in Section 4.1 to the disclosure schedule (the "Pyxis Disclosure Schedule") delivered by Pyxis to Cardinal and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates








         requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Pyxis. Pyxis is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated, or Bylaws.

                   4.2 Subsidiaries. Pyxis does not own, directly or indirectly, any equity or other ownership interest in any cor-poration, partnership, joint venture or other entity or en-terprise, except as set forth in Section 4.2 to the Pyxis Disclosure Schedule. Except as set forth in Section 4.2 to the Pyxis Disclosure Schedule, Pyxis is not subject to any ob-ligation or requirement to provide funds to or make any invest-ment (in the form of a loan, capital contribution or otherwise) in any such entity. Pyxis owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Pyxis's subsidiaries. Each of the outstanding shares of capital stock of each of Pyxis's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pyxis free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Pyxis is set forth in Section 4.2 to the Pyxis Disclosure Schedule, as applicable:
         (i) its name and jurisdiction of incorporation or organization;
         (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Pyxis Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other com-mitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Pyxis, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsid-iary of Pyxis; and no subsidiary of Pyxis has any obligation of any kind to issue any additional securities or to pay for secu-rities of any subsidiary of Pyxis or any predecessor thereof.

                   4.3 Corporate Power and Authority. Pyxis has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by Pyxis Stockholders, to con-summate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation








         of the transactions contemplated hereby have been duly autho-rized by all necessary corporate action on the part of Pyxis, subject to authorization of the Merger and the transactions contemplated hereby by Pyxis Stockholders. This Agreement has been duly executed and delivered by Pyxis and constitutes the legal, valid and binding obligation of Pyxis enforceable against it in accordance with its terms.

                   4.4 Capitalization of Pyxis. As of February 5, 1996, Pyxis's authorized capital stock consisted solely of (a) 100,000,000 shares of common stock, $0.01 par value per share ("Pyxis Common Stock"), of which (i) 36,562,117 shares were is-sued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issu-ance set forth in clauses (iii) and (iv) below), (iii) 4,279,985 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issued by Pyxis with an average weighted exercise price of $16.32 and (iv) 300,000 shares were reserved for issuance under the Pyxis Purchase Plan, and (b) 10,000,000 shares of preferred stock, $0.01 par value per share ("Pyxis Preferred Stock"), none of which was issued and outstanding or reserved for issuance and 50,000 shares of which are designated as "Series A Participating Preferred Stock." Each outstanding share of Pyxis capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Pyxis Disclosure Schedule or as contemplated by the Stock Option Agreement (as defined in Section 4.27), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Pyxis, nor are there outstanding any secu-rities which are convertible into or exchangeable for any shares of capital stock of Pyxis; and Pyxis has no obligation of any kind to issue any additional securities or to pay for securities of Pyxis or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section
         4.4 have been in compliance with federal and state securities laws. The Pyxis Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including, the number of shares issuable upon exercise of Pyxis Options, and the exercise price with respect thereto) and the number of options and warrants held by, all holders of options or war-rants to purchase Pyxis capital stock. Except as set forth in
         Section 4.4 to the Pyxis Disclosure Schedule, Pyxis has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.








                   4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Pyxis, nor the con-summation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Certificate of Incorporation, as amended and restated, or Bylaws of Pyxis;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, se-curity interest, charge or encumbrance upon any of the properties or assets of Pyxis or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instru-ment or obligation to which Pyxis or any of its subsidiar-ies is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pyxis or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Pyxis or any of its affiliates with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Pyxis Sharehold-ers, (ii) actions required by the HSR Act, (iii) registra-tions or other actions required under federal and state securities laws as are contemplated by this Agreement and
              (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Pyxis Disclosure Schedule.

         except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a mate-rial adverse effect on Pyxis.

                   4.6 No Material Adverse Change. Except as set forth in Section 4.6 to the Pyxis Disclosure Schedule, since June 30, 1995, Pyxis has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) mate-rial adverse change in the assets, liabilities, results of op-erations, business or financial condition of Pyxis and its sub-sidiaries taken as a whole or (ii) material adverse effect on








         the ability of Pyxis to consummate the transactions contem-plated hereby.

                   4.7 Pyxis SEC Documents. Pyxis has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1992 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of fil-ing, collectively, the "Pyxis SEC Documents"). The Pyxis SEC Documents, including, without limitation, any financial state-ments or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respec-tively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Pyxis in-cluded in the Pyxis SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respec-tively) complied as to form in all material respects with ap-plicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting prin-ciples applied on a consistent basis during the periods in-volved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Pyxis as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                   4.8 Taxes. Pyxis has duly filed all federal, and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Pyxis prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Pyxis has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. Pyxis has paid or made adequate provision in the financial statements of Pyxis included in the Pyxis SEC Documents for all taxes payable in respect of all periods ending on or prior to September 30,








         1995. Neither Pyxis nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither Pyxis nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any re-turns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing au-thority, against Pyxis or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Sec-tion 4.8 to the Pyxis Disclosure Schedule, neither Pyxis nor any of its subsidiaries is the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The federal income tax returns for the years ended December 31, 1992, 1993 and 1994 of Pyxis and its subsidiaries (excluding Allied Pharmacy Management, Inc. and the subsidiaries thereof) are being audited by the In-ternal Revenue Service and all federal income tax returns through the fiscal year ending December 31, 1991 have been au-dited by the Internal Revenue Service. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. Pyxis has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                   4.9  Compliance with Law.  Except as set forth in
         Section 4.9 to the Pyxis Disclosure Schedule, Pyxis is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to Pyxis or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state Pharmacy Practice Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, the Occupational Safety and Health Act and the regulations promulgated thereunder ("OSHA") and all rules of professional conduct applicable to Pyxis or by which any of its properties are bound or subject, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on Pyxis. Pyxis has heretofore provided Cardinal with copies of all citations heretofore issued to Pyxis under OSHA and made available copies of all material correspondence from and to the Occupational Safety and








         Health Administration, any other Governmental Authority and any inspectors during the past three years.

                   4.10  Intellectual Property.

                   (a) Set forth in Section 4.10 to the Pyxis Disclo-sure Schedule is a true and complete list of (i) all of Pyxis's foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, tradenames (and any registrations or applications for registration for any of the foregoing) and all material design right and copyright applications and registrations and (ii) all agreements to which Pyxis is a party which concern any of the Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applica-tions, inventions (whether or not patentable), processes, prod-ucts, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark ap-plications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copy-right registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, li-censes, technical information (whether confidential or other-wise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 4.10 of the Pyxis Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, subli-cense, or other such right is necessary for the operation of the business of Pyxis in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in Section 4.10 to the Pyxis Disclosure Schedule (i) Pyxis owns, free and clear of any liens, claims or encum-brances, the Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (ii) all of the patents, trademark registrations, service mark registrations, and design right registrations, and copyright registrations included in the Intellectual Property are valid; (iii) the In-tellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, tradename, copyright, design right or other intellectual property or proprietary right; (iv) no per-son or entity has asserted that, with respect to the Intel-lectual Property, Pyxis or a licensee of Pyxis is infringing or has infringed any domestic or foreign patent, trademark, ser-vice mark, tradename, or copyright or design right, or has mis-appropriated or improperly used or disclosed any trade secret, confidential information or know-how; (v) Pyxis has no basis for any belief that any of the Intellectual Property, or its








         use or operation, infringe, or have infringed, any foreign or domestic patent, trademark, service mark, tradename or copy-right of any entity or have involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (vi) all working re-quirements and all fees, annuities, and other payments which are due from Pyxis on or before the effective date of this Agreement for any of the Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademarks registrations, service mark registra-tions, copyright registrations and any applications for any of the preceding, have been met or paid; (vii) the claims made in the foreign or domestic patents and patent applications that are a part of the Intellectual Property are not dominated by claims of patents owned by other persons or entities; (viii) the making, using, selling, manufacturing, marketing, licens-ing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material pur-suant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual prop-erty right; (ix) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material in-terests of Pyxis; (x) the Intellectual Property is not the sub-ject of any pending Action; (xi) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (xii) Pyxis is not aware of any (a) prior act that would adversely affect, void or invalidate any of the Intellectual Property or (b) conduct or use by Pyxis or any third party that would adversely affect, void or invalidate any of the Intellectual Property; (xiii) the execution, delivery and performance of this Agreement by Pyxis, and the consumma-tion of the transactions contemplated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Cardinal or Subcorp to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (xiv) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (xv) no part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon, or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source








         or object code, algorithms or structure to any computer soft-ware product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and (xvi) no software included in the In-tellectual Property contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software rou-tine designed to disable a computer program automatically with the passage of time or under the positive control of any unau-thorized person, or, to Pyxis's knowledge, any "Unauthorized Code," i.e., any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions.

                   (b) Pyxis has taken all steps that are reasonably necessary and appropriate to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property (including, without limitation, entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors, employees and third-party consultants of Pyxis.

                   (c) Pyxis has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all copyrights and patents contained in the Intellectual Property, including, without limitation, entering into appropriate assignments with all current and former officers, directors, employees and third party consultants of Pyxis.

                   4.11 Title to and Condition of Properties. Pyxis owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the busi-ness of Pyxis as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on Pyxis. Section
         4.11 to the Pyxis Disclosure Schedule lists, and Pyxis has fur-nished or made available to Cardinal, copies of all third party environmental or other reports prepared by or for Pyxis with respect to the real property owned, leased or used by Pyxis.

                   4.12 Registration Statement. None of the informa-tion provided by Pyxis for inclusion in the Registration State-ment at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances un-der which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions








         thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provi-sions of the Securities Act and the Exchange Act.

                   4.13  Litigation.  Except as set forth in Section
         4.13 to the Pyxis Disclosure Schedule, there is no Action pending or, to the knowledge of Pyxis, threatened against Pyxis which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Pyxis or a material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby. Pyxis is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Pyxis or a material adverse effect on the ability of Pyxis to consummate the transactions contemplated hereby. Except as set forth in
         Section 4.13 to the Pyxis Disclosure Schedule, since December 31, 1992, Pyxis has not been subject to any outstanding order, writ, injunction or decree relating to Pyxis's method of doing business or its relationship with past, existing or future lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Pyxis.

                   4.14 Brokerage and Finder's Fees; Expenses. Except for Pyxis's obligations to Donaldson, Lufkin & Jenrette Securi-ties Corporation ("DLJ") (a copy of the written agreement re-lating to such obligations having previously been provided to Cardinal), neither Pyxis nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Pyxis, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section
         4.14 to the Pyxis Disclosure Schedule discloses a bona fide estimate of the aggregate amount of all fees and expenses ex-pected to be paid by Pyxis to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

                   4.15 Accounting Matters. Neither Pyxis nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be ef-fected by the Merger as a pooling-of-interests for financial reporting purposes. None of the transactions contemplated by this Agreement, including, without limitation, any transaction or agreement entered into pursuant to Section 5.3(e) or Section 5.3(h) or otherwise permitted by Section 5.3(c) will prevent Cardinal from accounting for the business combination to be affected by the Merger as a pooling-of-interests for financial reporting purposes.








                   4.16  Employee Benefit Plans.

                   (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                        "Controlled Group Liability" means any and all
                   liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                        "ERISA" means the Employee Retirement Income
                   Security Act of 1974, as amended, and the regulations thereunder.

                        "ERISA Affiliate" means, with respect to any
                   entity, trade or business, any other entity, trade or business that is a member of a group described in
                   Section 414(b), (c), (m) or (o) of the Code or Sec-tion 4001(b)(1) of ERISA that includes the first en-tity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                        "Plans" means all employee benefit plans, pro-
                   grams, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Pyxis or any of its subsidiaries or to which Pyxis or any of its subsidiaries contributes or is obligated to contrib-ute. Without limiting the generality of the forego-ing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                   (b) Section 4.16 to the Pyxis Disclosure Schedule lists all Plans. With respect to each Plan, Pyxis has made available to Cardinal a true, correct and complete copy of:
         (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
         (ii) the most recent Annual Report (Form 5500 Series) and ac-companying schedule, if any; (iii) the current summary plan








         description, if any; (iv) the most recent annual financial re-port, if any; and (v) the most recent determination letter from the IRS, if any.

                   (c) The Internal Revenue Service has issued a favor-able determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no exist-ing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan the related trust.

                   (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other con-tractual undertaking, and all premiums due or payable with re-spect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Pyxis SEC Documents filed or to be filed with the Commission.

                   (e) Pyxis and its subsidiaries have complied, and are now in compliance, in all material respects, with all pro-visions of ERISA, the Code and all laws and regulations ap-plicable to the Plans. There is not now, and there are no ex-isting, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the impo-sition of any lien on the assets of Pyxis or any of its subsid-iaries under ERISA or the Code.

                   (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Mul-tiple Employer Plan"), nor has Pyxis or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obli-gated to contribute to any Multiemployer Plan or Multiple Em-ployer Plan.

                   (g) There does not now exist, and there are no ex-isting, circumstances that could result in, any Controlled Group Liability that would be a liability of Pyxis or any of its subsidiaries following the Closing. Without limiting the








         generality of the foregoing, neither Pyxis nor any of its sub-sidiaries nor any of their respective ERISA Affiliates has en-gaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                   (h) Except for health continuation coverage as re-quired by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Pyxis nor any of its subsidiaries has any li-ability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i) Except as set forth in Section 4.16(i) to the Pyxis Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions con-templated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Pyxis or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the Pyxis Disclosure Schedule, no amount paid or payable by Pyxis or any of its subsidiaries in connection with the transactions contemplated hereby will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                   (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be ex-pected to result in any material liability of Pyxis or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any mul-tiemployer plan.

                   (k) Section 4.16(k) to the Pyxis Disclosure Schedule sets forth the names of all directors and officers of Pyxis, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended December 31, 1995, and any changes to the foregoing which have occurred subsequent to De-cember 31, 1995; Section 4.16(k) to the Pyxis Disclosure Schedule also lists and describes the current compensation of any other employee of Pyxis whose total current salary and max-imum bonus opportunity exceeds $100,000 annually. Except as disclosed in Section 4.16(k) to the Pyxis Disclosure Schedule or in Pyxis's 1994 Proxy Statement, there are no other material forms of compensation paid to any such director, officer or employee of Pyxis. Except as set forth in Section 4.16(k) to








         the Pyxis Disclosure Schedule, no officer, director, or em-ployee of Pyxis or any other affiliate of Pyxis, or any immedi-ate family member of any of the foregoing, provides or causes to be provided to Pyxis any material assets, services or fa-cilities and Pyxis does not provide or cause to be provided to any such officer, director, employee or affiliate, or any im-mediate family member of any of the foregoing, any material assets, services or facilities.

                   4.17 Contracts. Section 4.17 to the Pyxis Disclo-sure Schedule lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Con-tract") to which Pyxis is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Pyxis's business, (b) joint venture, part-nership and like agreements, (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by Pyxis of more than $200,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Pyxis to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Pyxis and its subsidiaries) to compete in any line of bus-iness in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Pyxis or any lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancellable by Pyxis (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of Pyxis or commitments for the borrowing or the lending of amounts in excess of $100,000 or by Pyxis or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Pyxis, (k) Contracts involving annual revenues or expenditures to the business of Pyxis in excess of 2.0% of Pyxis's annual revenues (other than lease agreements with customers) and (l) Contracts with or for the benefit of any affiliate of Pyxis or immediate family member thereof (other than subsidiaries of Pyxis). All such Contracts are valid and binding obligations of Pyxis and, to the knowledge of Pyxis, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding








         would not, individually or in the aggregate, have a material adverse effect on Pyxis. Neither Pyxis nor, to the knowledge of Pyxis, any other party thereto is in violation of or in de-fault in respect of, nor has there occurred an event or condi-tion which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract ex-cept such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on Pyxis.

                   4.18 Accounts Receivable. All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Pyxis have arisen in the ordi-nary course of business and the accounts receivable reserves reflected on the balance sheet as of September 30, 1995 in-cluded in the Pyxis SEC Documents are as of such date estab-lished in accordance with generally accepted accounting prin-ciples consistently applied and to the best knowledge of Pyxis will be collectible in an amount not less than the amounts thereof carried on the balance sheet as of such date included in the Pyxis SEC Documents, net of any reserves included thereon, as applicable, except for any uncollectable amount which, individually or in the aggregate, would not have a mate-rial adverse effect on Pyxis.

                   4.19 Labor Relations. There is no unfair labor practice complaint against Pyxis pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowl-edge of Pyxis, threatened against or involving Pyxis.

                   4.20 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Pyxis as of September 30, 1995 included in the Pyxis SEC Documents, (ii) as incurred after the date thereof in the ordi-nary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section
         4.20 to the Pyxis Disclosure Schedule, Pyxis does not have any liabilities or obligations of any nature, whether known or un-known, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Pyxis.

                   4.21  Operation of Pyxis's Business; Relationships.
         (a) Since September 30, 1995 through the date of this Agree-ment, Pyxis has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the Pyxis SEC Docu-ments or as set forth in Section 4.21 to the Pyxis Disclosure








         Schedule. Section 4.21 to the Pyxis Disclosure Schedule de-scribes each termination or nonrenewal that has occurred with respect to any Contract with any lessee or licensee of Intel-lectual Property, from December 31, 1994 to the date hereof.

                   (b) The relationships of Pyxis with its customers and suppliers are satisfactory and the execution of this Agree-ment, the Merger and the transactions contemplated hereby will not materially adversely affect the relationships of Pyxis with such customers or suppliers.

                   (c) No product produced by Pyxis or produced for Pyxis by a third party and bearing an Pyxis trademark or other Proprietary Right of Pyxis, has been recalled voluntarily or involuntarily since December 31, 1992, no such recall is being considered by Pyxis, and, to the knowledge of Pyxis, no such recall is being considered by or has been requested or ordered by any Governmental Authority or consumer group.

                   4.22 Permits; Compliance. Pyxis is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, ap-provals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being con-ducted other than those which are immaterial (collectively, the "Pyxis Permits"), and there is no Action pending or, to the knowledge of Pyxis, threatened regarding suspension or cancel-lation of any of the Pyxis Permits, except for any such Action which, if determined adversely, could not reasonably be ex-pected, individually or in the aggregate, to have a material adverse effect on Pyxis. Pyxis is not in conflict with, or in default or violation of, any of the Pyxis Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Pyxis. During the period commencing on December 31, 1992 and ending on the date hereof, Pyxis has not received any notification with respect to possible con-flicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on Pyxis.

                   4.23 Product Warranties and Liabilities. Except as listed in Section 4.23 to the Pyxis Disclosure Schedule, Pyxis has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Sec-tion 4.23 to the Pyxis Disclosure Schedule sets forth a de-scription of each pending or, to the knowledge of Pyxis, threatened material Action under any warranty or guaranty against Pyxis. Pyxis has not incurred, nor does Pyxis know or








         have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of Pyxis (including any les-see thereof) prior to the Effective Time, whether such Product Liability is incurred by reason of any express or implied war-ranty (including, without limitation, any warranty of merchant-ability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespec-tive of whether such Product Liability is covered by insurance.

                   4.24  Environmental Matters.

                   (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (in-cluding, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, con-taminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environ-ment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judg-ments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                   (b) There are, with respect to Pyxis, its subsidiar-ies or any predecessor of the foregoing, no past or present material violations of Environmental Laws, releases of any ma-terial into the environment, actions, activities, circum-stances, conditions, events, incidents, or contractual obliga-tions which may give rise to any common law environmental li-ability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of Pyxis and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connec-tion with any of the foregoing.

                   (c) No Hazardous Materials are contained on or about any real property currently owned, leased or used by Pyxis or any of its subsidiaries and no Hazardous Materials were re-leased on or about any real property previously owned, leased or used by Pyxis during the period the property was owned,








         leased or used by Pyxis, except in the normal course of Pyxis's business.

                   (d) There are no underground storage tanks on or under any real property currently or previously owned, leased or used by Pyxis or any of its subsidiaries.

                   4.25 Opinion of Financial Advisor. Pyxis has re-ceived the written opinion of DLJ, its financial advisor, to the effect that, as of February 6, 1996, the Exchange Ratio is fair to the Pyxis Stockholders from a financial point of view, Pyxis has heretofore provided a copy of such opinion to Cardinal and such opinion has not been withdrawn, revoked or modified.

                   4.26 Board Recommendation. The Board of Directors of Pyxis, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stock Option Agreement and the transactions contem-plated thereby, taken together, are fair to and in the best interests of the stockholders of Pyxis, and (ii) resolved to recommend that the holders of the shares of Pyxis Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                   4.27  DGCL Section 203 and State Takeover Laws.
         Prior to the date hereof, the Board of Directors of Pyxis has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, the Stock Option Agreement dated February 7, 1996 between Cardinal and Pyxis (the "Stock Option Agreement"), the Support/Voting Agreements dated as of February 7, 1996 between Cardinal and certain Pyxis Stockholders (col-lectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Stock Option Agreement and the Support Agreements.

                   4.28  Lease Arrangements.

                   (a) Except as set forth in Section 4.28 to the Pyxis Disclosure Schedule, there are no lessees ("Master Lessees") who have been granted the right to use, purchase, lease or li-cense Intellectual Property, goods or services from Pyxis and to provide, resell, sublease or relicense same to other autho-rized lessees or third parties. The identity of each Master Lessee and a description of all lessees and third parties to








         whom such Master Lessee is entitled to provide, resell, sub-lease or relicense Intellectual Property, goods and services of Pyxis are set forth in Section 4.28 to the Pyxis Disclosure Schedule. There are no agreements between Pyxis and any Master Lessee other than those in writing that are set forth in Sec-tion 4.28 to the Pyxis Disclosure Schedule.

                   (b) The relationships of Pyxis with its lessees are satisfactory, and to the best knowledge of Pyxis the execution of this Agreement, the consummation of the Merger, and the consummation of the transactions contemplated thereby will not materially adversely affect the relationships of Pyxis with such lessees.

                   (c) All property (personal or other) that is subject to any "Rental Agreement" (as defined in the Vendor Program Agreement, dated as of October 10, 1991, between General Elec-tric Capital Corporation ("GE Capital") and Pyxis (together with all riders, supplements and amendments thereto, the "Fi-nancing Agreement")) sold and/or assigned to GE Capital under the Financing Agreement (or any other similar type of agree-ment) shall, upon expiration of the term of such Rental Agree-ment, be owned by Pyxis free and clear of any liens, security interests, encumbrances and restrictions of any kind.

                   4.29  [Intentionally Omitted]

                   4.30 Pyxis Rights Agreement. The Rights Agreement dated as of August 5, 1994, between Pyxis and First Interstate Bank (the "Rights Agreement"), has been amended, and will re-main amended (and no replacement plan will be adopted), so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the Stock Option Agreement.


                                    ARTICLE V

                             COVENANTS OF THE PARTIES

                   The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.








                   5.1  Mutual Covenants.

                   (a) General. Each of the parties shall use its rea-sonable efforts to take all action and to do all things neces-sary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the condi-tions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                   (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date here-of, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to ob-tain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Cardinal nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their busi-ness or assets.

                   (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, con-sents and approvals of any Governmental Authority that it may be required to give, make or obtain.

                   (d) Pooling-of-Interests. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial report-ing purposes.

                   (e) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Pillsbury Madison & Sutro LLP to issue its opinion pro-vided for in Section 6.1(f).

                   (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to








         Section 7.1, Cardinal and Pyxis shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consulta-tion.

                   (g) Access. From and after the date of this Agree-ment until the Effective Time (or the termination of this Agreement), Cardinal and Pyxis shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Cardinal and Pyxis pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between them dated November 30, 1995 (the "Confiden-tiality Agreement"), which agreement remains in full force and effect.

                   (h) Directors' and Officers' Insurance. Cardinal and Pyxis shall collaborate in good faith to use their respective efforts to cause the Surviving Corporation to obtain and maintain in effect after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such insurance coverage in excess of the amount set forth in Section 5.1(h) to the Pyxis Disclosure Schedule, but in any event shall purchase as much coverage as possible for such amount on terms reasonably acceptable to Pyxis.

                   5.2  Covenants of Cardinal.

                   (a) Cardinal Shareholders Meeting. Cardinal shall take all action in accordance with the federal securities laws, the Ohio Revised Code and the Cardinal Articles and Code of Regulations, as amended and restated, necessary to obtain the consent and approval of Cardinal Shareholders with respect to the authorization of the issuance of Cardinal Common Shares in the Merger and the transactions contemplated hereby.

                   (b) Preparation of Joint Proxy Statement. Cardinal shall, as soon as is reasonably practicable, prepare and file the Joint Proxy Statement with the Commission on a confidential basis. Cardinal shall prepare and file the Registration State-ment with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commis-sion and shall use all reasonable efforts to have the Registra-tion Statement declared effective by the Commission as promptly








         as practicable and to maintain the effectiveness of the Regis-tration Statement through the Effective Time. Cardinal shall use all reasonable efforts to mail at the earliest practicable date to Cardinal Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Cardinal Shareholders in connection with the Merger and the transactions contemplated thereby. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

                   (c) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and pre-serve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

                   (d) Indemnification. From and after the Effective Time, Cardinal shall cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to (i) indemnify and hold harmless the present and former officers and directors of Pyxis in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Pyxis Certificate of Incorporation, as amended and restated, and Bylaws in effect on the date hereof and (ii) perform and fulfill all of its obligations under the Indemnification Agreements between Pyxis and the persons listed in Section 5.2(d) of the Pyxis Disclosure Schedule and in effect as of the date hereof.

                   (e) Employee Benefits. Cardinal covenants and agrees that, for a period of one year from and after the Ef-fective Time, it will cause the Surviving Corporation to pro-vide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, as those provided to employees of Pyxis immediately prior to the date of this Agreement.

                   (f) Notification of Certain Matters. Cardinal shall give prompt notice to Pyxis of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition








         or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(f) shall not limit or otherwise affect the remedies available hereunder to Pyxis.

                   5.3  Covenants of Pyxis.

                   (a) Pyxis Stockholders Meeting. Pyxis shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended and re-stated, and Bylaws necessary to obtain the consent and approval of Pyxis Stockholders with respect to the Merger, this Agree-ment and the transactions contemplated hereby.

                   (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Pyxis shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Pyxis shall cooperate with Cardinal in the preparation of the Regis-tration Statement in a timely fashion and shall use all reason-able efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to Pyxis contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Pyxis shall promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading. Pyxis shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Pyxis shall use all reasonable efforts to mail at the earliest practicable date to Pyxis Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Pyxis Stockholders in connec-tion with the Merger and the transactions contemplated thereby and shall include the recommendation of Pyxis's Board of Direc-tors in favor of the Merger unless the Pyxis Board of Directors concludes in good faith on the basis of the advice of its out-side counsel that the failure to withdraw such recommendation would violate the fiduciary obligations of the Board of Direc-tors under Applicable Law.

                   (c) Conduct of Pyxis's Operations. During the pe-riod from the date of this Agreement to the Effective Time, Pyxis shall conduct its operations in the ordinary course ex-cept as expressly contemplated by this Agreement and the trans-actions contemplated hereby and shall use its reasonable ef-forts to maintain and preserve its business organization and its material rights and franchises and to retain the services








         of its officers and key employees and maintain relationships with customers, suppliers, lessees, Master Lessees, licensees and other third parties to the end that their goodwill and on-going business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Pyxis shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Pyxis Disclosure Schedule, without the prior written consent of Cardinal:

                   (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock,
              (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations con-vertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to pur-chase Pyxis Common Stock), or (E) enter into any agree-ment, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (ii) except to the extent set forth in Section 5.3(c) of the Pyxis Disclosure Schedule, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales or leases of in-ventory or licensing of Intellectual Property made in the ordinary course of business;

                 (iii) make or propose any changes in its Certificate of Incorporation, as amended and restated, or Bylaws;

                  (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or, except to the extent permitted under
              Section 5.3(e), enter into any confidentiality agreement with any person;

                   (v) incur, create, assume or otherwise become liable for indebtedness in excess of $25,000 for borrowed money or assume, guarantee, endorse or otherwise as an accom-modation become responsible or liable for obligations in








              excess of $25,000 of any other individual, corporation or other entity;

                  (vi)  create any subsidiaries;

                 (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termina-tion pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of Pyxis, or otherwise in-crease the compensation or benefits provided to any of-ficer, director, consultant or employee except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

                (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

                  (ix) settle any Actions, whether now pending or here-after made or brought involving an amount in excess of $50,000;

                   (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 4.17 to the Pyxis Disclosure Schedule, any other material Contract to which Pyxis is a party or any confidentiality agreement to which Pyxis is a party;

                  (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000;

                 (xii) make any payments in respect of policies of di-rectors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its cur-rent policies on a month-to-month basis not in excess of one-twelfth of the amount set forth in Section 5.1(h) to the Pyxis Disclosure Schedule;

                (xiii) make any material changes or modifications to any pricing policy (including lease rates and related dis-counts or fees) or investment policy or enter into any new leases or Master Lessee relationship on terms different from those in effect in the ordinary and usual course of business, consistent with past practice;








                 (xiv) pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Section
              4.14 to the Pyxis Disclosure Schedule, other than any ex-cess amounts which are immaterial in the aggregate in-curred in connection with and in furtherance of consumma-tion of the transactions contemplated hereby;

                  (xv)  take any action to exempt or make not subject to
              (x) Section 203 of the DGCL or (y) any other state take-over law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom, in each case, unless the Pyxis Board of Directors con-cludes in good faith on the basis of the advice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under Applicable Law;

                 (xvi) take any action that could result in the repre-sentations and warranties set forth in Section 4.30 becom-ing false or inaccurate, or, unless the Pyxis Board of Directors concludes in good faith on the basis of the ad-vice of its outside counsel, that the failure to take such action would violate the fiduciary obligations of the Board of Directors under Applicable Law, to otherwise ter-minate, amend, modify or make inapplicable as to any per-son or entity, or exempt any person from or take any ac-tion that would qualify any tender or exchange offer as a "Permitted Offer" under, the Rights Agreement or redeem the rights issued thereunder;

                (xvii) enter into or carry out any other transaction other than in the ordinary and usual course of business;

               (xviii)  permit or cause any subsidiary to do any of the
              foregoing or agree or commit to do any of the foregoing;
              or

                 (xix) agree in writing or otherwise to take any of the foregoing actions.

                   (d) Intellectual Property Matters. Pyxis shall use its best efforts to preserve its ownership rights to the Intel-lectual Property free and clear of any liens, claims or encum-brances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, tradename or copyright that








         forms a part of the Intellectual Property or any misappropria-tion or disclosure of any trade secret, confidential informa-tion or know-how that forms a part of the Intellectual Prop-erty.

                   (e) No Solicitation. Pyxis agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsid-iaries' directors, officers, employees, agents or representa-tives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Pyxis, or acquisition of any capital stock (other than upon exercise of outstanding Pyxis Options) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Pyxis, or any combination of the foregoing (a "Competing Transaction"), or negotiate, ex-plore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Com-peting Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Pyxis may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Trans-action if and so long as the Board or Directors of Pyxis deter-mines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, based upon advice of DLJ (or any other nationally recognized investment banking firm), more favorable to Pyxis's Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction), and in such case the Board of Directors of Pyxis may withdraw its recommendation of this Agreement or the Merger (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(e)). Pyxis will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, Pyxis shall promptly advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to








         Cardinal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                   (f) Affiliates of Pyxis. Pyxis shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 35 days prior to the date of the meeting of Pyxis Stock-holders to approve the Merger, the written undertakings in the form attached hereto as Exhibit A. On or prior to such date, Pyxis, with the advice of outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who, may be deemed to be "affiliates" of Pyxis under the preceding sen-tence.

                   (g) Notification of Certain Matters. Pyxis shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Pyxis representation or warranty con-tained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Pyxis to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, how-ever, that the delivery of any notice pursuant to this Section 5.3(g) shall not limit or otherwise affect the remedies avail-able hereunder to Cardinal.

                   (h) Employment Agreements. Pyxis shall use its reasonable best efforts to cause each employee of Pyxis set forth in Section 5.3(h) to the Pyxis Disclosure Schedule to enter into an employment agreement with Pyxis substantially in the form attached to Section 5.3(h) to the Pyxis Disclosure Schedule.


                                    ARTICLE VI

                                    CONDITIONS

                   6.1 Mutual Conditions. The obligations of the par-ties hereto to consummate the Merger shall be subject to ful-fillment of the following conditions:












                   (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which pre-vents the consummation of the Merger shall have been is-sued and remain in effect, and no statute, rule or regu-lation shall have been enacted by any Governmental Author-ity which prevents the consummation of the Merger.

                   (b) All waiting periods applicable to the consumma-tion of the Merger under the HSR Act shall have expired or been terminated.

                   (c) The Merger and the transactions contemplated hereby shall have been approved by the Pyxis Stockholders in the manner required by any Applicable Law.

                   (d) The issuance of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been approved by the Cardinal Sharehold-ers in the manner required by any Applicable Law.

                   (e) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restrain-ing order shall have been threatened by the Commission or entered by the Commission or any state securities admin-istrator prohibiting the Merger.

                   (f) Pyxis shall have received an opinion of Pills-bury, Madison & Sutro LLP substantially to the effect that, under Applicable Law, for Federal income tax pur-poses, the Merger will constitute a reorganization under
              Section 368 of the Code.

                   (g) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche L.L.P. dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of in-terests transaction under Opinion 16 of the Accounting Principles Board.

                   (h) No Action shall be instituted by any Governmen-tal Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                   6.2 Conditions to Obligations of Pyxis. The obliga-tions of Pyxis to consummate the Merger and the transactions








         contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Pyxis:

                   (a) The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Cardinal.

                   (b) Each of Cardinal and Subcorp shall have per-formed in all material respects each obligation and agree-ment and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Each of Cardinal and Subcorp shall have fur-nished Pyxis with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) Pyxis shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal, in substantially the form at-tached hereto as Exhibit B.

                   (e) The Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to of-ficial notice of issuance.

                   (f) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Cardinal Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal and its subsidiaries taken as a whole or any ma-terial adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

                   6.3 Conditions to Obligations of Cardinal and Sub-corp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:








                   (a) The representations and warranties of Pyxis set forth in (i) Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representa-tions and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably fore-seeable future a material adverse effect on Pyxis and (ii)
              Section 4.28(b) and (c) shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date.

                   (b) Pyxis shall have performed in all material re-spects each obligation and agreement and shall have com-plied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Pyxis shall have furnished Cardinal with a cer-tificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the ef-fect that the conditions set forth in Sections 6.3(a) and
              (b) have been satisfied.

                   (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Pillsbury Madison & Sutro LLP, substantially in the form attached hereto as Exhibit C.

                   (e) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Pyxis for purposes of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 35 days prior to the date of the meeting of Pyxis Stockholders to approve the Merger the written undertakings in the form attached hereto as Exhibit A.

                   (f) There shall not have been a breach of (i) any obligation by any stockholder which has entered into a Support Agreement or (ii) the Stock Option Agreement.

                   (g) Since the date of this Agreement, except to the extent contemplated by Section 4.6 to the Pyxis Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Pyxis and its subsid-iaries taken as a whole or any material adverse effect on the ability of Pyxis to consummate the transactions con-templated hereby.








                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or af-ter approval and adoption of this Agreement by Pyxis Stockhold-ers and Cardinal Shareholders:

                   (a)  by mutual consent of Cardinal and Pyxis;

                   (b) by either Cardinal or Pyxis if any permanent in-junction or other order of a court or other competent Gov-ernmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

                   (c) by either Cardinal or Pyxis if the Merger shall not have been consummated before June 30, 1996, unless extended by the Boards of Directors of both Cardinal and Pyxis (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to per-form any material covenant or obligation under this Agree-ment has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (d) by either Cardinal or Pyxis, no earlier than the fifth trading day nor later than the third full trading day immediately preceding the earlier of (i) the meeting of Pyxis Stockholders at which the vote to approve the Merger occurs or (ii) the meeting of Cardinal Shareholders at which the vote to approve and authorize the issuance of Cardinal Common Shares in the Merger occurs, if the Average Share Price is less than $55.34, provided that Pyxis will have no right to terminate pursuant to this paragraph (d) unless (x) Pyxis shall have given, during the three trading day period set forth above, one full trading day's prior written notice of its intention to terminate pursuant to this Section 7.1(d) and (y) Cardinal during such one full trading day notice period shall not have given written notice (an "Adjustment Election") to Pyxis that the Exchange Ratio shall be calculated pursuant to clause (ii) of Section 2.2;

                   (e) by Cardinal if the Board of Directors of Pyxis shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Cardinal, or if the Board of Directors of Pyxis shall have refused to affirm its recommendation within two business








              days of any written request from Cardinal which request was made upon a reasonable basis;

                   (f) by Cardinal or Pyxis if at the meeting of Pyxis Stockholders (including any adjournment or postponement thereof) the requisite vote of the Pyxis Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (g) by Cardinal or Pyxis if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose;

                   (h) by Cardinal if Pyxis shall have breached any of its obligations under the Stock Option Agreement; or

                   (i) by Cardinal if at any time the representations and warranties of Pyxis set forth in Section 4.15 shall not be true and correct and Cardinal shall have been ad-vised that the condition set forth in Section 6.1(g) can-not be satisfied.

                   7.2 Effect of Termination. In the event of the ter-mination of this Agreement pursuant to Section 7.1, this Agree-ment, except for the provisions of the last sentence of Section 5.1(g) and the provisions of Sections 7.2 and 8.10, shall be-come void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Not-withstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, fur-ther, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall in-demnify and hold harmless the other parties for their respec-tive costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and exe-cution of this Agreement and related documentation and share-holders' meetings and consents ("Costs") up to but not in ex-cess of an amount equal to $2 million in the aggregate. If this Agreement is terminated for any reason pursuant to Section
         7.1 (other than a termination pursuant to Section 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Pyxis's or Pyxis's affiliates failure to perform any material covenant or obligation under this








         Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i)) Pyxis will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Pyxis, prior to such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate and
         (ii) a termination fee in an amount equal to $28 million. In the event of the termination of this Agreement pursuant to
         Section 7.1(i), Pyxis will within three business days following any such termination pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, account-ing and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate.

                   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respec-tive Boards of Directors, at any time before or after adoption of this Agreement by Pyxis Stockholders or authorization of issuance of Cardinal Common Shares in the Merger by Cardinal Shareholders, but after each such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the Pyxis Stockholders or Cardinal Share-holders, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Pyxis) and Pyxis (with respect to Cardinal and Subcorp) by action taken or au-thorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or condi-tions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if








         set forth in a written instrument signed on behalf of such party.


                                   ARTICLE VIII

                                  MISCELLANEOUS

                   8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties here-to shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties here-to, which by its terms contemplates performance after the Ef-fective Time or the termination of this Agreement.

                   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (which is confirmed) or dis-patched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other ad-dress for a party as shall be specified by like notice):

                   (a)  if to Cardinal or Subcorp:

                        Cardinal Health, Inc.
                        5555 Glendon Court
                        Dublin, Ohio  43016
                        Attention:  Robert D. Walter
                        Telecopy No.:  (614) 717-8919

                        with a copy to

                        David A. Katz
                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy No.:  (212) 403-2000

                   (b)  if to Pyxis:

                        Pyxis Corporation
                        9380 Carroll Park Drive
                        San Diego, California  92121
                        Attention:  Ronald R. Taylor
                        Telecopy No.:  (619) 625-6684

                        with a copy to

                        Thomas E. Sparks, Jr.








                        Pillsbury Madison & Sutro LLP
                        235 Montgomery Street
                        San Francisco, California  94104
                        Telecopy No.:  (415) 983-1200

                   8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-ment. When a reference is made in this Agreement to Pyxis, such reference shall be deemed to include any and all subsid-iaries of Pyxis, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.16, 4.24 and 4.30.
         When a reference is made in this Agreement to Pyxis Common Stock or shares thereof, such reference shall be deemed to include the preferred share purchase rights issued pursuant to the Rights Agreement that trade together with the Pyxis Common Stock. For the purposes of any provision of this agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or quali-fication for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

                   8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                   8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be con-strued to create any third party beneficiaries other than Sec-tions 5.1(h) and 5.2(d).

                   8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Dela-ware without regard to principles of conflicts of law.








                   8.8 Specific Performance. The transactions contem-plated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties here-to is entitled to a decree of specific performance, provided such party is not in material default hereunder.

                   8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agree-ment shall be binding upon, inure to the benefit of and be en-forceable by the parties and their respective successors and assigns.

                   8.10  Expenses.  Subject to the provisions of Section
         7.2. and of the Stock Option Agreement, Cardinal and Pyxis shall pay their own costs and expenses associated with the transactions contemplated by this Agreement.

                   8.11 Pyxis Disclosure Schedule. Prior to the close of business on February 8, 1996, Pyxis may supplement or amend Sections 4.16, 4.17, 5.2(d) and/or 5.3(c) to the Pyxis Disclosure Schedule or provide copies of any Contracts or documents referenced thereon not provided to Cardinal prior to the date of this Agreement. Cardinal shall, no later than the close of business on February 9, 1996, notify Pyxis if Cardinal has reasonably concluded that the inclusion in such Sections or in such supplement or amendment of any Contracts, documents or items could reasonably be deemed to adversely impact in any material respect the benefits to be realized by Cardinal after consummation of the Merger. Pyxis may at its option (subject to Section 5.1(a) of this Agreement) terminate or amend, or take such other action with respect to, the objectionable Contracts, documents or items in such Sections, amendment or supplement to the extent reasonably requested by Cardinal. To the extent such objectionable Contracts, documents or items are set forth in Sections 4.16 or 4.17 to the Pyxis Disclosure Schedule or a supplement or amendment thereto and have not been terminated, amended or otherwise dealt with to Cardinal's rea-sonable satisfaction, the representations in Section 4.16 or
         4.17 of this Agreement, as the case may be, shall be deemed to be not true and correct in all material respects. To the extent such objectionable Contracts, documents or items are set forth in Section 5.2(d) or 5.3(c) to the Pyxis Disclosure Schedule or a supplement or amendment thereto and have not been terminated, amended or otherwise dealt with to Cardinal's rea-sonable satisfaction, such Contracts, documents or items shall be removed from Section 5.2(d) or 5.3(c) to the Pyxis Disclosure Schedule, as the case may be.








                   IN WITNESS WHEREOF, Cardinal, Subcorp and Pyxis have signed this Agreement as of the date first written above.

                                    CARDINAL HEALTH, INC.


                                    By: /s/ Robert D. Walter
                                        Robert D. Walter
                                        Chairman and CEO


                                    AZTEC MERGER CORP.


                                    By: /s/ Robert D. Walter



                                    PYXIS CORPORATION

                                    By: /s/ Ron Taylor
                                        Ron Taylor
                                        Chairman and CEO


























                                       -51-